Exhibit 5.1

Nicole C. Brookshire

+1 617 937 2357

nbrookshire@cooley.com

March 8, 2021

Olo Inc.

285 Fulton Street

One World Trade Center, 82nd Floor

New York, New York 10007

Ladies and Gentlemen:

We have acted as counsel to Olo Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-253314) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering by the Company of up to 20,700,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”) (including up to 2,700,000 Shares that may be sold upon exercise of an option to purchase additional shares to be granted to the underwriters).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately prior to the closing of the offering contemplated by the Registration Statement, in the forms filed as Exhibits 3.2 and 3.4 of the Registration Statement, respectively, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed (i) that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof and that (ii) the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as provided in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

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Cooley LLP    500 Boylston Street    Boston, MA    02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com

Olo Inc.

March 8, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP    500 Boylston Street    Boston, MA    02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com